Exhibit 23.7

CONSENT OF MORGAN STANLEY & CO. LLC

Board of Directors

Entercom Communications Corp.

401 East City Avenue, Suite 809

Bala Cynwyd, PA 19004

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated February 2, 2017, to the Board of Directors of Entercom Communications Corp. (“Entercom”), as Annex A-1 to, and reference to such opinion letter under the headings “Background of the Transactions”, “Entercom’s Reasons for the Transactions”, “Summary—Opinions of Entercom’s Financial Advisors—Opinion of Morgan Stanley & Co. LLC”, and “The Transactions—Opinions of Entercom’s Financial Advisors—Opinion of Morgan Stanley & Co. LLC” in the prospectus relating to the proposed transaction involving Entercom and CBS Radio Inc., which prospectus forms a part of Amendment No. 4 to the Registration Statement on Form S-4 of Entercom (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Morgan Stanley & Co. LLC

MORGAN STANLEY & CO. LLC

October 10, 2017